U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Pequot Capital Management, Inc.
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   (Last)                            (First)              (Middle)

500 Nyala Farm Road
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                                    (Street)

Westport,                          Connecticut              06880
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                           06/05/02
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

         Andrew Corporation (ANDW)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other(1) (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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                                       Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock, $0.01 par value            6,926,444(2)               I(2)                 Investment Advisor(1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

None
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

Explanation of Responses:

(1) Pequot Capital Management, Inc. ("Pequot") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has voting power and investment power with respect to securities in clients' accounts. Pequot disclaims any obligation to file this report, and this report shall not be deemed an admission that Pequot is subject to Section 16 with respect to the issuer or such securities. One employee of Pequot serves on the Board of Directors of the issuer.

(2) Pequot disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that Pequot is the beneficial owner of such securities for the purposes of Rule 16 (a)-1(a)(1) or (a)(2) or for any other purposes.


    /s/ Kevin E. O'Brien, General Counsel                      June 12, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                          Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Joint Filer Information
-----------------------

Name:  Gerald A. Poch

Address:  c/o Pequot Capital Management, Inc.
          500 Nyala Farm Road
          Westport, CT 06880

Designated Filer:  Pequot Capital Management, Inc.

Issuer and Ticker:  Andrew Corporation (ANDW)

Date of Event Requiring Statement:  6/5/02

Nature of Indirect Beneficial Ownership: By Investment Adviser (See Footnote 1) -- Gerald A. Poch is an employee of Pequot Capital Management, Inc., and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.



Signature: /s/ Gerald A. Poch
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02720.0001 #330315